Exhibit 5.1

[LETTERHEAD OF THOMPSON HINE LLP]

 January 24, 2014

Derma Sciences, Inc.

214 Carnegie Center

Suite 300

Princeton, New Jersey 08540

Re:	Rule 462(b) amendment to $75,000,000 Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Derma Sciences, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Additional Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Additional Registration Statement relates to an additional $15,000,000 in aggregate offering price of common stock and warrants of the Company (the “Securities”). The Additional Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-192945) (the “Original Registration Statement”) originally filed with the Commission on December 19, 2013, and declared effective on January 6, 2014 and the related Prospectus included therein (the “Prospectus”). All of the Securities are to be sold by the Company as described in the Original Registration Statement, the Prospectus, and the related prospectus supplement to be filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Original Registration Statement and the Additional Registration Statement, (ii) the Certificate of Incorporation of the Company, (iii) the Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company (the “Board of Directors”) and a duly authorized committee thereof, relating to the Additional Registration Statement and (v) certificates of officers of the Company and of public officials and such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Additional Registration Statement is filed with the Commission and the Additional Registration Statement and any and all Prospectus Supplement(s) required by applicable laws have been become effective under the Securities Act:

1. With respect to the common stock, par value $0.01, of the Company (the “Common Stock”), including those duly issued upon due exercise of any warrant to purchase Common Stock, when (i) specifically authorized for issuance by the Board of Directors or an authorized committee thereof (the “Common Stock Authorizing Resolutions”), (ii) the terms of the sale of the Common Stock have been duly established in conformity with the Company’s Certificate of Incorporation and By-Laws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the Common Stock has been issued and sold as contemplated by the Registration Statement, and (iv) the Company has received the consideration provided for in the Common Stock Authorizing Resolutions, the Common Stock will be validly issued, fully paid and non-assessable; and

2. With respect to the warrants to purchase Common Stock (the “Warrants”), when (i) specifically authorized for issuance by the Board of Directors or an authorized committee thereof (the “Warrants Authorizing Resolutions”), (ii) any warrant agreement relating to the Warrants has been duly authorized, executed, and delivered, (iii) the terms of the Warrants and of their issuance and sale have been duly established in conformity with such warrant agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Warrants have been duly executed and countersigned in accordance with such warrant agreement and issued and sold as contemplated by the Registration Statement, and (v) the Company has received the consideration provided for in the Warrants Authorizing Resolutions, the Warrants will constitute valid and legally binding obligations of the Company.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company.

Our opinions expressed above are limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, the Original Registration Statement, the Additional Registration Statement or the Prospectus.

Our opinion is intended solely for the benefit of the Company and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we consent to the use of this opinion as an exhibit to the Additional Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Original Registration Statement, the prospectus constituting a part thereof and any amendments or supplements thereto, as incorporated by reference in the Additional Registration Statement. We further consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

 Very truly yours,

 /s/ Thompson Hine LLP